Exhibit 23

Consent of Independent Registered Public Accounting Firm

Aceto Corporation

Port Washington, NY

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207394) and Form S-8 (No. 333-209693, No. 333-187353, No. 333-174834, No. 333-149586, No. 333-90929, and No. 333-110653) of Aceto Corporation and subsidiaries of our reports dated August 25, 2017, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Aceto Corporation and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

Melville, New York

August 25, 2017